Exhibit 2.3

DESCRIPTION OF SHARE CAPITAL

The following description of our shar capital (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of Cayman Islands law.

Our authorized share capital consists of 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. As of April 25, 2025, there were 24,704,124 Class A Ordinary Shares and 549,772 Class B Ordinary Shares issued and outstanding.

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $45,000,000 in the aggregate of:

●	ordinary shares;

●	preferred shares;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

●	warrants to purchase our securities;

●	rights to purchase our securities; or

●	units comprised of, or other combinations of, the foregoing securities.

Our authorized capital stock consists of 450,000,000 Class A Ordinary Shares and 50,000,000 Class B Ordinary Shares. As of April 25, 2025, there were 24,704,124 Class A Ordinary Shares and 549,772 Class B Ordinary Shares issued and outstanding (not including 135,007 Class A Ordinary Shares to be issued upon exercise of the HF Warrant issued to HF Capital. For more details regarding the HF Warrant, please see “Our Corporate History and Structure”).

We may issue the debt securities as exchangeable for or convertible into Ordinary Shares, preferred shares or other securities. The preferred shares may also be exchangeable for and/or convertible into Ordinary Shares, another series of preferred shares or other securities. The debt securities, the preferred shares, the Ordinary Shares and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Ordinary Shares

The following are summaries of material provisions of our M&A, corporate governance policies and the Companies Act (Revised) of the Cayman Islands (“Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our M&A, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to 1 vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of M&A, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to 100 votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the M&A, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder on a one to one basis.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our M&A.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to 100 votes, and each Class A Ordinary Share is entitled to 1 vote, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall be a quorum for all purposes provided always that if the Company has one (1) member of record, the quorum shall be that one (1) member present in person or by proxy. To avoid confusion for the purpose, when counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote and each issued and outstanding Class B Ordinary Share has one hundred (100) votes. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our M&A authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available. Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the M&A relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our M&A may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our M&A); and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our M&A for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. However, our M&A provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the M&A were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our M&A do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Act, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Companies Act);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Preferred Shares

As all the current authorized share capital is designated as Ordinary Shares, shareholders’ special resolution will be needed to amend the Company’s M&A to alter its authorized share capital if the Company decides to issue preferred shares. After such resolution and amendment, the Board is empowered to allot and/or issue (with or without rights of renunciation), grant options over, offer or otherwise deal with or dispose of any unissued shares of the Company (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide and they may allot or otherwise dispose of them to such persons (including any director of the Board) on such terms and conditions and at such time as the Board may determine.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the stockholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.